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JILL SMART JOINS EPAM’S BOARD OF DIRECTORS

NEWTOWN, PA - July 13, 2016 - EPAM Systems, Inc. (NYSE:EPAM), a leading global provider of product development and software engineering solutions, today announced that Jill B. Smart has been appointed to its Board of Directors as an independent director. Ms. Smart is President of the National Academy of Human Resources, the organization where individuals and institutions of distinction in the field of Human Resources are recognized for professional achievement by election as a “Fellow”.

Ms. Smart brings more than 33 years of global executive leadership experience, including 10 years serving as Chief Human Resources Officer at Accenture, a global professional services company.

“Jill brings a wide range of expertise as an HR executive to the EPAM Board,” said Arkadiy Dobkin, EPAM Chairman of the Board and Chief Executive Officer. “As we look to become a larger, more integrated global organization, Jill’s extensive experience with harnessing human performance will provide a unique and valuable perspective to our board.”

“EPAM is a leader in bringing innovative business solutions to an increasingly digital and global customer base,” said Ms. Smart. “I am proud to be joining the board and look forward to working closely with such a seasoned and expert management team.”

Prior to her retirement from Accenture in 2014, Ms. Smart held business integration consulting positions for clients in a variety of industries, focusing on integrating strategy, technology business processes, functional applications and human performance components. In addition to her role as President of the National Academy of Human Resources, Ms. Smart is a Director at Alexander Mann Solutions, a London-based talent acquisition and management solutions organization, a Fellow and Director of the National Academy of Human Resources, a Fellow of the Human Resources Policy Institute, a member of the Personnel Roundtable and a member of the G100 Talent Consortium Advisory Board. In addition, Ms. Smart is a member of the Board of Trustees of the University of Illinois. Ms. Smart received an MBA from the University of Chicago and bachelor's degree in business administration from the University of Illinois.

About EPAM Systems
EPAM Systems, Inc. (NYSE: EPAM), a leading global product development and platform engineering services company, is focused on delivering results through best-in-class software engineering, combined with innovative strategy, consulting and design capabilities. With 23 years of experience in the information technology industry, EPAM’s 18,000 people serve our customers in over 25 countries across North America, Europe, Asia and Australia. EPAM ranked #8 in FORBES 25 Fastest Growing Public Tech Companies and ranked as a top information technology services company on FORTUNE’S 100 Fastest Growing Technology Companies.

For more information, please visit http://www.epam.com/ and follow us on Twitter (@EPAMSYSTEMS) and LinkedIn.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

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